Calculation of weighted average for the year  ended Dec 31/00
Sideware Systems Inc.

Beginning Balance                    51,769,238


Period ended       No. of Shares      Contribution to   Ending Balance
                   Issued             Weighted Avg.

Mar. 31, 2000      6,017,527          5,594,712         57,786,765
Jun. 30, 2000      2,151,423          1,487,635         59,938,188
Sep. 30, 2000        405,852            133,163         60,344,040
Dec. 31, 2000        542,375             63,587         60,886,415

TOTAL              9,117,177          7,279,096


Total weighted average shares outstanding:   59,048,335
Less shares held in escrow:                     970,330
                                             ----------
Balance:                                     58,078,005

Comprehensive loss for the period:          $28,446,552

Net loss per share                          $      0.48